EXHIBIT 99.1
Comstock and Bank of America Settle Dispute and Reach Agreement on Loan Modifications
RESTON, VA, Dec 29, 2006 (MARKET WIRE via COMTEX News Network) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) and its subsidiaries (collectively “Comstock” or the “Company”) today announced that it had settled the previously reported dispute with Bank of America (the “Bank”) related to the purported notice of default issued by Bank of America on October 18th, 2006. While the specific terms of the settlement were not disclosed, the Company reported that it had made a five million dollar principal curtailment on its unsecured line of credit with Bank of America and entered into loan modification agreements with respect to all remaining outstanding Bank of America loans to the Company whereby the maturity dates and curtailment requirements have been extended. As part of the settlement, the Bank withdrew the previously issued notice of default and declared the Company to be in compliance with all obligations associated with the Company’s borrowings with the Bank.
“We are pleased to have resolved this dispute in an amicable fashion,” said Christopher Clemente, Comstock’s Chairman and CEO. “We believe the modified terms of our Bank of America loans are better aligned with current real estate market conditions.”
About Comstock Homebuilding Companies, Inc.
Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use developments and condominium conversions. The Company currently markets its products under the Comstock brand in the Washington, D.C., Raleigh, North Carolina, Atlanta, Georgia and parts of the Carolinas. The company targets a diverse range of buyers of moderately priced homes. For more information on Comstock, please visit http://www.comstockhomebuilding.com.
This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company’s strategies to improve operating performance. Please refer to the Company’s prospectus and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.